LAMPE, CONWAY & CO.

LAMPE, CONWAY & CO. LLC
680 Fifth Avenue • 12th Floor
NewYork, NewYork 10019-5429
T 212-581-8989
F 212-581-8999
Einfo@lampeconway.com
www.lampeconway.com

December 13, 2011

Mr. Jose A. Cecin
Chairman
Vuzix Corporation
75 Town Centre Drive
Rochester, NY 14623

Dear Joe:

I hereby resign from the Vuzix Corporation Board of Directors, effective immediately.

Sincerely yours,

/s/ Richard F. Conway

Copies to:	Paul Travers
Robert F. Mechur, Esq.